Exhibit 19.1
NEOGENOMICS, INC.
INSIDER TRADING POLICY

Revised February 12, 2025

A. INTRODUCTION

NeoGenomics, Inc. (the “Company”) recognizes that its directors, officers, and other employees may invest from time to time in the common stock of the Company. The Company’s Board of Directors (the “Board”) adopted this policy to promote compliance with applicable securities laws that prohibit persons who are aware of material, non-public information about the Company from (i) trading in securities of the Company (ii) providing such material non-public information to other persons who may trade on the basis of that information.

B. PERSONS AND TRANSACTIONS SUBJECT TO THIS POLICY

This policy governs trading in the Company’s securities by the following persons (“Covered Persons”): (i) all executive officers, directors, and employees of the Company and its subsidiaries, (ii) the Immediate Family Members (as defined below) of executive officers, directors and employees of the Company; and (iii) any entities influenced or controlled by any of the foregoing persons, including corporations, partnerships or trusts (“Controlled Entities”). The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material non-public information about the Company. This policy is designed to assist Covered Persons in possession of material non-public information about the Company in determining when trading in the Company’s securities is appropriate. This policy also restricts trading by directors, executive officers, certain [senior finance, legal, HR, business development, investor relations and management assistants at corporate headquarters] and certain other employees as may be determined by the Board (“Insiders”) in certain circumstances in order to avoid any transaction which might result in a violation of applicable securities laws. This list is updated on a quarterly basis by the General Counsel in consultation with the [Chief Executive Officer]. You will be notified by the General Counsel if you are considered an Insider under this policy. The guidelines in this policy apply to transactions in the Company’s securities, including the Company’s common stock, preferred stock, options, warrants, and other convertible securities, as well as derivative instruments relating to the Company’s securities, such as exchange-traded put or call options or swaps (collectively, “Company Securities”).

The guidelines in this policy also address additional obligations of the following persons under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Section 16 Persons”): the Company’s directors, executive officers and holders of more than 10% of the outstanding shares of any class of the Company’s securities registered under Section 12 of the Exchange Act. Section 16(b) of the Exchange Act requires Section 16 Persons to disgorge “short-swing” profits realized from the purchase and sale of the Company's securities within a six-month period. Section 16(a) of the Exchange Act also imposes extensive reporting obligations on each Section 16 Person with respect to transactions in the Company’s common stock (including grants of restricted stock), options and warrants that the Section 16 Person beneficially owns.

Exhibit 19.1

C. WHAT IS MATERIAL, NON-PUBLIC INFORMATION?

This policy relates primarily to “material, non-public information” about the Company. “Material” information with respect to a company is information that a reasonable investor would consider to be important when making a decision to buy, sell or hold such company’s security or is likely to have a significant effect on the market price of such company’s security. Examples of such information include proposed mergers or acquisitions, changes in dividends, changes in expected operating results (favorable or unfavorable), quarterly and annual earnings announcements, and any other important business developments.

Material information is “non-public” if it has not been widely disseminated to the public. Such dissemination occurs when the information is disclosed in the Company’s public disclosure documents filed with the SEC that are available on the SEC’s website, through newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, conference calls and webcasts conducted in a manner compliant with Regulation FD, or widely-reported market letters, analysts’ reports, and statistical services.

D. STATEMENT OF POLICY

The Company’s basic policy regarding the use of material, non-public information is as follows:

1. No Unauthorized Disclosure of Material Non-Public Information

All Covered Persons have an obligation to maintain the confidentiality of material information about the Company and its activities. Covered Persons may not disclose any material, non-public information to third parties, including friends, relatives, or acquaintances, or to persons within the Company whose jobs do not require them to have such information, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized disclosure of material information regarding the Company. See “Compliance with SEC Regulation FD,” below. Such information may only be disclosed to those persons within the Company who have a clear right to know the information in order to fulfill their responsibilities to the Company.

Any Covered Person who participates in an unauthorized disclosure of material, non-public information will be subject to disciplinary action by the Company, and will be liable to the Company for any losses caused by such disclosure.

In order to avoid any unintentional disclosures of material, non-public information, all Covered Persons (except as otherwise permitted by the Company’s Regulation FD Policy) should avoid discussions with third parties with respect to Company matters that might be considered material and non-public. Inquiries received from third parties relating to Company information which may be material or non-public should be referred to the Company's General Counsel. If an employee believes he or she has improperly disclosed material non-public information to a third party or to any other person within the Company, he or she should contact the Chief Executive Officer or the General Counsel immediately.

Exhibit 19.1

2. No Trading on Material Non-Public Information

No Covered Person may trade in Company Securities if he or she is in possession of material, non-public information relating to the Company. This prohibition does not apply to the following transactions by a Covered Person: (a) the exercise of any stock option with a cash payment of the exercise price or a cashless “net exercise,” as the Company is the other party to these transactions, or the vesting of any restricted stock, in each case, previously granted to such person by the Company (but not the sale of the underlying common stock of the Company, including for purposes of paying the exercise price of an option as in a broker-assisted cashless exercise); or (b) any sale of Company Securities to, or purchase of Company Securities from, the Company that either would not constitute a purchase or sale under Section 16(b) of the Exchange Act or would constitute an exempt transaction under Section 16(b) of the Exchange Act; provided that any such purchase under the Company’s 401(k) plan or employee stock purchase plan is pursuant to standing instructions not entered into or modified, and any election to participate in such plan does not occur, during any period in which the Covered Person was in possession of material, non-public information; or (c) any transaction with the Company that has been approved by the Board; or (d) purchases or sales made pursuant to a Qualified Trading Program (as defined in Section D.4. below). The transactions described in subsections (a) through (d) above are referred to herein as “Exempt Trades.” All transactions in Company Securities by an Insider must comply with the guidelines set forth in “Other Trading Restrictions” below. Unless otherwise subject to a Company-imposed black-out period (as defined below), a Covered Person who is a aware of material information that has been disclosed should seek guidance from the General Counsel regarding the ability to trade following such disclosure.

In addition, Covered Persons may not trade in the securities of another company if he or she is in possession of material, non-public information concerning such other company that is learned in the course of his or her service for the Company.

A Covered Person who uses material, non-public information to trade in Company Securities will violate civil and criminal provisions of federal securities laws. This liability may also extend to outsiders who receive such information and use it to trade in Company Securities. If the Covered Person is uncertain whether the information is material, or whether it has been disclosed to the public, he or she must discuss the matter with the General Counsel.

3.    Qualified Trading Program

Any Covered Person may request that a written contract, instruction or plan for the purchase or sale of Company Securities (a “Trading Program”) to be entered into outside of a black-out period (as defined in Section E below) and that otherwise meets certain conditions under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) be designated a “Qualified Trading Program” by submitting such Trading Program to the General Counsel, or such other officer as the Board may determine from time to time (each, a “Designated Officer”), at least five (5) business days prior to entering into such Trading Program. The Trading Program must include a certification that such Covered Person (i) was not aware of any material, non-public information concerning the Company or the Company’s securities at the time of entering into such Trading Program and (ii) is adopting such Trading Program in good faith and not as a part of a plan or

Exhibit 19.1
scheme to evade the prohibitions in Rule 10b5-1. For a Trading Program to be designated as a Qualified Trading Program, it must comply with the Company’s written guidelines for Rule 10b5-1 plans, a copy of which will be provided by the General Counsel upon request. Upon receipt of such a request to approval a Qualified Trading Program, the Designated Officer shall determine whether to designate the Trading Program as a Qualified Trading Program for purposes of this policy, taking into account whether the Trading Program meets the requirements of Rule 10b5-1 and complies with the Company’s written guidelines for Rule 10b5-1 plans (after consultation with the Company’s securities counsel) and additional factors as the Designated Officer deems relevant. A Trading Program shall cease to be a Qualified Trading Program for purposes of this policy: (a) at any time that the Designated Officer so determines; (b) if there is a deviation in any transaction from the terms specified in such Trading Program; or (c) if the person entering into such Trading Program hedges or seeks to offset the consequence of any transaction pursuant to such Trading Program.

A Covered Person acting in good faith may amend or modify a Qualified Trading Program so long as such amendment or modification is made outside of a black-out period and at a time when the Covered Person does not possess material, non-public information. Revocation of a Qualified Trading Program by a Covered Person should occur only in unusual circumstances. Effectiveness of any revocation, amendment or modification of a Qualified Trading Program will be subject to the prior review and approval of the Designated Officer. The cooling-off period after amendment or modification to a Qualified Trading Program is set forth in the Company’s written guidelines for Rule 10b5-1 plans. A Covered Person should also wait a reasonable period of time prior to trading in Company Securities after the revocation of a Qualified Trading Program.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company Securities, even pursuant to a previously approved Qualified Trading Program, if a Designated Officer or the Board, in his, her or its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.

4.    No Short Sales

No Covered Person shall sell any equity security of the Company if such Covered Person either: (a) does not own the security sold, or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation.

5.    No Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, all Covered Persons are prohibited from engaging in such transactions.

Exhibit 19.1
6.     No Margin Accounts or Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted by the General Counsel where a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company Securities as collateral for a loan must submit a request for approval to the General Counsel at least ten (10) days prior to the proposed execution of the documents evidencing the proposed pledge.

7.    Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities after a person is no longer employed by or affiliated with the Company. Any person in possession of material, non-public information when their employment terminates may not trade in Company Securities until that information has become public or is no longer material.

E. OTHER TRADING RESTRICTIONS

The Company has adopted the following specific trading restrictions during specified periods (a “black-out period”) for its Insiders and the Immediate Family Members and Controlled Entities of any Insider in order to implement its policy. These restrictions do not apply to Exempt Trades, as described in Section D.2. above.

1. Trading Restrictions Based on Quarterly Results

No Insider (and no Immediate Family Member or Controlled Entity of an Insider) may trade in Company Securities during the period starting two weeks prior to the end of each of the Company’s first three fiscal quarters and ending on the second business day after the date that the Company announces its earnings results for that quarter. This restriction applies even if the Insider is not in possession of material, non-public information.

2. Trading Restrictions Based on Annual Results

No Insider (and no Immediate Family Member or Controlled Entity of an Insider) may trade in Company Securities during the period starting two weeks prior to the end of any fiscal year and ending two business days after the Company announces its annual earnings. This restriction applies even if the Insider is not in possession of material, non-public information.

3. Trading Restrictions Related to Proxy Statements and Registration Statements

Exhibit 19.1
Subject to the general prohibition against trading while in possession of material, non-public information, no Insider (and no Immediate Family Member or Controlled Entity of an Insider) may trade in Company Securities for a period of two business days after any material filings made by the Company with the SEC. Such filings might include proxy statements, registration statements, and Current Reports on Form 8-K.

4. Trading Restrictions Related to General News Release

Subject to the general prohibition against trading while in possession of material, non-public information, no Insider (and no Immediate Family Member or Controlled Entity of an Insider) may trade in the Company Securities for a period of two business days after any press release of a general nature (i.e., regarding new contracts, regulatory approvals, staff appointments, etc.).

5. Trading Restrictions Announced by the Company

No Insider (and no Immediate Family Member or Controlled Entity of an Insider) may trade in Company Securities during any restricted period announced by the Company. The Company may make announcements from time to time due to pending negotiations regarding acquisition and financing, or other material corporate developments which have not yet been disclosed to the public.

No Insider may inform an individual or entity not considered an “Insider” that a trading restriction under this paragraph 5 is in effect.

6.    Pre-clearance of Trades and Gifts by Insiders

All Insiders, as well as Immediate Family Members and any Controlled Entities, must refrain from transactions (including gifts) in the Company Securities, even when no Trading Restrictions are in place, without first contacting the General Counsel and obtaining pre-clearance for such transactions. In addition, as explained in more detail below, all Section 16 Persons are required to comply with Section 16 of the Exchange Act, and related rules and regulations, which set forth reporting obligations as well as limitations on “short swing” transactions.

F. CERTAIN IMMEDIATE FAMILY MEMBERS ARE SUBJECT TO POLICY

This policy shall apply to purchases and sales of Company Securities by or for the account of an Immediate Family Member and Controlled Entities of a Covered Person to the same extent as to such transactions by or for the account of such Covered Person. Individuals subject to this policy are responsible for ensuring that their Immediate Family Members and Controlled Entities comply with this policy. As used in this policy, “Immediate Family Member” of a Covered Person (including a Covered Person who is an Insider) means: (a) any parent, child, stepchild, grandchild, spouse, sibling, stepparent, grandparent, or in-laws who reside with such Covered Person, and any such persons who do not live with the Covered Person but whose transactions in Company Securities are directed by the Covered Person or subject to the Covered Person’s influence or control, and anyone else who resides with the Covered Person; (b) any trust or similar arrangement for the benefit of such Covered Person or a person who is otherwise an

Exhibit 19.1
Immediate Family Member; and (c) any personal charitable foundation or similar arrangement established by such Covered Person a person who is otherwise an Immediate Family Member.

G. SUMMARY

The purpose of the following guidelines is to assist Covered Persons in developing an investment strategy that will satisfy their personal needs and comply with applicable securities laws. Its overriding goal is to establish fairness for all segments of the investing public, particularly the shareholders of the Company.

The guidelines are summarized as follows:

Situation	Policy
Material non-public information	Covered Persons may not trade prior to disclosure and should seek guidance from the General Counsel as to the ability to trade following disclosure
First, Second and Third Fiscal quarters	Insiders may not trade from two weeks prior to the end of each quarter until two business days after earnings release
Fiscal year	Insiders may not trade from two weeks prior to the end of the fiscal year until two business days after earnings release
Securities filings	Insiders may not trade for two business days after filing
General news releases	Insiders may not trade for two business days after release
Additional restricted trading periods	Insiders may not trade until restriction is lifted

H. SHORT SWING PROFITS

The Section 16 Persons are also subject to Section 16(b) of the Exchange Act and the rules promulgated thereunder. Section 16(b) provides for disgorgements of profits by these persons in connection with sales and purchases of the Company's equity securities within a six-month period. The rules under Section 16(b) are very complicated and often are broadly construed. If you have any questions regarding its application, you should promptly discuss them with the Company’s General Counsel and/or personal legal counsel.

I. INSIDER REPORTING REQUIREMENTS

Under Section 16(a) of the Exchange Act, most changes in a Section 16 Person’s beneficial ownership of equity securities of the Company must be filed electronically with the

Exhibit 19.1
SEC on Form 4 before the end of the second business day following the day on which a transaction resulting in a change of beneficial ownership is executed. In addition to purchases and sales, the two-day requirement applies to transactions (including gifts) involving stock and option grants, restricted stock grants, and most other equity compensation transactions. A very limited number of transactions are reportable on Form 5 at the end of the year, including inheritances and certain purchases (which, when combined with other purchases in the preceding six months, amount to less than $10,000).

Any late or delinquent Form 4 filings by Section 16 Persons are required to be reported in the Company’s proxy statement in a separate captioned section. The SEC has been granted broad authority by the Sarbanes-Oxley Act of 2002 to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any of these (or any other) provisions of the securities laws. Consequently, it is important to both you and the Company that such filings are made on a timely basis. Again, if you have any questions concerning the application of Section 16(a), please promptly contact the Company’s General Counsel or personal legal counsel.

The undersigned “Covered Person” hereby acknowledges that he or she has read this Securities Trading Policy and agrees to comply with the policies and procedures set forth herein. To the extent such Covered Person is an Insider, he/she further agrees that they will inform their immediate family members of these restrictions.

COVERED PERSON:

By: Date:

Name:

Position with NeoGenomics, Inc. (check one)

Employee Officer Director Agent